Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No.: 333-142235

Sent: Thursday, October 25, 2007 11:29 AM
Subject: CMBS: MLCFC 07-9 *Public* -STRUCTURE- <TS w/Structure>

ML-CFC 2007-9 - New Issue $2.81bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-9
Commercial Mortgage Pass-Through Certificates, Series 2007-9

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      Goldman Sachs, Morgan Stanley,
Loan Sellers:     Countrywide, Merrill Lynch, Eurohypo, Natixis, LNR
Rating Agencies:  Fitch, S&P

Structure:
CL    SIZE ($MM)  F/S      SubLvL   WAL   PRIN WIN `
A-1     55.677    AAA/AAA  30.000%  2.70  1-55
A-2   [258.109]*  AAA/AAA  30.000%  4.69  55-59
A-3   [134.799]*  AAA/AAA  30.000%  6.68  80-82
A-SB    90.437    AAA/AAA  30.000%  7.06  59-108
A-4   [931.581]*  AAA/AAA  30.000%  9.61  108-118
A-1A   496.931    AAA/AAA  30.000%  9.49  1-117
AM    [210.087]*  AAA/AAA  20.000%  9.83  118-118
AM-A    70.990    AAA/AAA  20.000%  9.75  117-118
AJ    [168.068]*  AAA/AAA  12.000%  9.90  118-119
AJ-A    56.793    AAA/AAA  12.000%  9.87  118-119
B       31.621    AA+/AA+  10.875%  9.91  119-119
C       21.081    AA/AA    10.125%  9.95  119-120
D       28.107    AA-/AA-   9.125%  9.99  120-120
E       24.595    A+/A+     8.250%  9.99  120-120
F       24.594    A/A       7.375%  9.99  120-120
XP      109.2**     AAA/AAA    N/A    N/A   N/A

* the sizes A-2, A-3, A-4, AM and AJ will be determined by market demand up to the amount provided above.
** Estimated Proceeds

Final pricing may be in 1/2bp increments.

Collateral:     246 Loans, 566 Properties
 -Loan Sellers: CRF 42.4%, MLML 29.3%, EHY 18.0%, Natixis 9.1%, LNR 1.2%
 -Prop Types:   RT 26.1%, Multifamily 25.0%, OFF 19.5%, Hotel 9.7%, Mixed 8.3%,
                IND 6.7%, SS 4.6%, Healthcare 0.1%
 -Geo Dist:     CA 22.4% (South 14.4%, North 8.0%), NY 9.9% , FL 9.3%, TX 8.7%,
                GA 4.2%, Other 45.6%.
 -DSCR/LTV      1.33x/71.8%
 -Inv Grade:    0.0%
 -Top 10 Loans: 39.0% of the pool, DSCR: 1.35x, LTV: 75.4%

RoadShow Calendar
Conf Calls/NY Mtgs: 10/25 - 10/30
Group Call:         10/25 12:30PM (THU) 800-688-0796 Code:47804319

Boston Group:       10/26  8:30AM (FRI) One Financial Center
Hartford Lunch:     10/26  1:00PM (FRI) Max's Downtown

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
 You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets that is contrary to the information contained herein.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities
Corporation, Natixis Securities North America Inc., Goldman, Sachs & Co. and
Morgan Stanley & Co. Incorporated and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

* disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

* disclaimers of responsibility or liability;
* statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

* language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

* statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and
* a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via the e-mail system pursuant to which this communication is being transmitted.